Exhibit 99.1

InvenSense and STMicroelectronics Announce Settlement of Pending Patent Litigation

Neither company makes any admission of liability with respect to lawsuits

Geneva (Switzerland) and San Jose (California/USA), February 10, 2014 – STMicroelectronics (NYSE: STM), a global semiconductor leader serving customers across the spectrum of electronics applications, the world’s top MEMS (Micro-Electro-Mechanical Systems) manufacturer and the leading supplier of MEMS for devices for consumer and mobile applications1, and InvenSense (NYSE: INVN), the leading provider of MotionTracking™ sensor system on chip (SoC) and Sound devices, announced today that they have settled all pending proceedings between them and have entered into a patent cross license agreement.

The two companies had instituted various proceedings beginning in May 2012 in the United States District Court for the Northern District of California, the United States District Court for the Eastern District of Texas, the United States Patent and Trademark Office and with the United States International Trade Commission. This settlement and patent cross license resolves all such actions.

Under terms of the settlement, neither ST nor InvenSense has made any admission of liability with respect to such proceedings. Other terms between the parties are confidential.

About InvenSense

InvenSense Inc. (NYSE: INVN) is a leading provider of MotionTracking™ sensor system on chip (SoC) and Sound solutions for consumer electronic devices. The company’s patented InvenSense Fabrication Platform and patent-pending MotionFusion™ technology address the emerging needs of many mass-market consumer applications via improved performance, accuracy, and intuitive motion-, gesture- and sound-based interfaces. InvenSense technology can be found in consumer electronic products including smartphones, tablets, wearables, gaming devices, optical image stabilization, and remote controls for Smart TVs. The company’s MotionTracking products are also being integrated into a number of industrial applications. InvenSense is headquartered in San Jose, California and has offices in China, Taiwan, Korea, Japan, Slovakia, and Wilmington, MA. More information can be found at www.invensense.com.

[1]	Source: IHS Consumer and Mobile MEMS Market Tracker H1 2013.

About STMicroelectronics

ST is a global leader in the semiconductor market serving customers across the spectrum of sense and power and automotive products and embedded processing solutions. From energy management and savings to trust and data security, from healthcare and wellness to smart consumer devices, in the home, car and office, at work and at play, ST is found everywhere microelectronics make a positive and innovative contribution to people’s life. By getting more from technology to get more from life, ST stands for life.augmented.

In 2013, the Company’s net revenues were $8.08 billion. Further information on ST can be found at www.st.com.

For further information, please contact:

InvenSense, Inc.

FOR INVESTOR INQUIRIES, CONTACT:

Leslie Green Green

Communications Consulting, LLC

650.312.9060

ir@invensense.com

FOR PRESS INQUIRIES, CONTACT:

David Almoslino

Senior Director

Marketing and Communications

InvenSense, Inc.

408.501.2278

pr@invensense.com

STMicroelectronics

INVESTOR RELATIONS:

Tait Sorensen

Group VP, Investor Relations

Tel: +1 602 485 2064

tait.sorensen@st.com

MEDIA RELATIONS:

Michael Markowitz

Director Technical Media Relations

Tel: +1 781 591 0354

michael.markowitz@st.com

Nelly Dimey

Director, Corporate Media and Public Relations

Tel: +33 158 077 785

nelly.dimey@st.com